Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2012, with respect to the financial statements of SkyBitz, Inc. for the year ended December 31, 2011, included in Form 8-K/A of Telular Corporation filed on March 22, 2012, which are incorporated by reference in this Registration Statement of Telular Corporation.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

McLean, VA
March 22, 2012